Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Don Markley/Bruce Voss
(858) 552-7962	(310) 691-7100

QUIDEL ANNOUNCES FDA 510(k) CLEARANCE OF THEIR NEW RAPID TEST
FOR DETECTION OF RESPIRATORY SYNCYTIAL VIRUS (RSV)

RSV causes approximately 100,000 hospitalizations in the U.S. each year(1)

SAN DIEGO, Calif. (Sept. 18, 2006) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today launched their QuickVue® RSV test upon receiving clearance from the FDA. The QuickVue RSV test allows for the rapid, qualitative detection of respiratory syncytial virus (RSV) directly from nasopharyngeal swab and nasopharyngeal aspirate specimens from symptomatic patients 18 years of age and younger. The test is intended for use as an aid in the rapid diagnosis of acute RSV viral infections. RSV infection is recognized as the leading cause of hospitalization of children during the first year of life.(2)  Half of all infants become infected with RSV during their first year of life and virtually all have been infected by their second year. RSV carries a mortality rate of about 2%. In premature infants or infants and children with underlying lung disease, the mortality rate may be as high as 5%.(3)

“There is a need for rapid RSV diagnosis that can lead to more effective care and management of the patient,” said Caren Mason, president and CEO of Quidel. In 2005/2006

(1)  Course BS3035: Virology, University of Leicester, http://www-micro.msb.le.ac.uk/3035/Paramyxoviruses.html.

(2)  Respiratory Syncytial Virus Activity — United States 2004-05 MMWR, CDC December 29, 2005.

(3)      Cooper A.C., Banasiak N.C., Jackson Allen P. Management and Prevention Strategies for Respiratory Syncytial Virus (RSV) Bronchiolitis in Infants and Young Children: A Review of Evidence-Based Practice Interventions, Pediatr Nurs 2003; 29(6):452-456, http://www.medscape.com/viewarticle/466839.

clinical studies with nasopharyngeal aspirate specimens, the QuickVue RSV test correctly identified 99% of the patients infected with RSV and 92% of patients as negative for RSV when compared to cell culture. Excellent results were also obtained when using nasopharyngeal swab specimens giving clinical sensitivity and specificity of 92% when compared to cell culture.

With seasonality from late fall into the spring and many symptoms similar to those of the common cold and flu, RSV often goes undiagnosed or misdiagnosed, thus increasing the risk of serious health complications.(4) It is the leading cause of bronchiolitis and pneumonia in infants and small children under two years old,(5) increases an infant’s risk of getting an ear infection,(6) and may exacerbate asthma or other chronic lung conditions in both children and adults.(7)

“Physicians who use our QuickVue Influenza A+B rapid diagnostic test and Strep A rapid diagnostic tests have been requesting that Quidel provide the same simple format, easy to use, rapid test for the detection of RSV in 15 minutes or less. We are pleased to provide this test as we begin the cold and flu season so that our customers are well prepared to diagnose influenza and/or RSV and provide appropriate patient management expeditiously,” said Mason.

About Quidel Corp.

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue, the portfolio currently includes tests that aid in

(4)      Protecting premature infants against RSV – Experts converge.  Medical News Today, September 21, 2005, et al. www.medicalnewstoday.com/medicalnews.php?newsid=30911 (accessed 11/23/2005).

(5)      Respiratory Syncytial Virus (RSV).  American Academy of Pediatrics, et al.

www.aap.org/pubed/ZZZSO05MASD.htm?&sub_cat=107 (accessed 1/14/2006).

(6)      Brown, Ari, M.D. and Denise Fields.  Baby 411, 2nd ed., 2006, pp. 321.  Boulder:  Publisher’s Group West/Windsor Peak Press

(7)      Respiratory Syncytial Virus – Clinical Manifestations.  Red Book: 2003 Report of the Committee on Infectious Diseases, 26th ed., 2003, pp. 523.  Elk Grove Village:  American Academy of Pediatrics.

the diagnosis of several disease or condition states, including influenza, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com, www.flutest.com, or www.colorecotal-test.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, and lower than anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

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